Exhibit 11a


                              Ameritech Corporation
                    Computation of Primary Earnings Per Share


                                         1996            1995             1994
                                         ----            ----             ----
Income before extraordinary
item                            2,133,712,000  $2,007,635,000   $1,170,426,000
                               ==============  ==============   ==============

Weighted average number of
shares outstanding                551,853,953     553,621,693      549,238,304

Additional dilutive effect of
outstanding options (as determined
by the application of the treasury
stock method)                       2,288,000       1,757,528          939,584
                               --------------  --------------   --------------

Weighted average shares outstanding
on which primary earnings per share
are based                         554,141,953     555,379,221      550,177,188

Primary earnings per share              $3.85           $3.61            $2.13
                               ==============  ==============   ==============




This calculation is submitted in accordance with Regulation S-K, Item 601
(b)11, although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because it results in dilution of less than three percent. Accordingly, reported EPS does not consider dilutive securities.


Amounts for prior years have been restated to reflect inclusion of the windfall tax benefit when applying the treasury stock method to determine the dilutive effect of outstanding options.